Exhibit 99.1

Nabriva Therapeutics Reports Second Quarter 2022 Financial Results and
Provides a Corporate Update

-Net Product Sales of $8.7M Grew 25% versus Q2 2021-

-SIVEXTRO Prescription Demand Grew 28% versus Q2 2021-

-Conference Call Today at 4:30 p.m. Eastern Time-

Dublin Ireland, August 3, 2022 – Nabriva Therapeutics plc (NASDAQ: NBRV), a biopharmaceutical company engaged in the commercialization and development of innovative anti-infective agents to treat serious infections, today announced its financial results for the three months ended June 30, 2022 and provided a corporate update.

“We continued to accelerate our commercial growth through improved sales execution in the second quarter of 2022. We are seeing significant early success from our increased focus on SIVEXTRO highlighted by the 28% growth in SIVEXTRO prescription demand versus the second quarter of 2021 and a corresponding 25% growth in net product sales during the same period. Our increased focus on and expansion of the targeted call universe for SIVEXTRO has driven our commercial performance by more than doubling our reach to our called-on prescriber targets. The acceleration of SIVEXTRO revenues continues to have a positive impact on our operating leverage.”

Mr. Schroeder added, “We are also excited to expand the presence of XENLETA outside the United States through our distribution agreement with Er-Kim Pharmaceuticals. Er-Kim’s local expertise and proven track record provides an excellent opportunity to bring XENLETA to patients in need in the territory and potentially create additional value with XENLETA.”

Corporate and Development Updates

●	On April 11, 2022, we announced that the first patient in our Phase 1 clinical trial of XENLETA for the treatment of resistant bacterial infections in patients with Cystic Fibrosis was randomized and dosed. The Phase 1 trial is an open-label, randomized, crossover study to assess the safety and pharmacokinetics following single doses of oral and intravenous XENLETA in adult patients with cystic fibrosis.

●	On May 5, 2022, we announced that we signed an agreement to officially extend our SIVEXTRO Distribution and Promotion Agreement with Merck through at least December 2026.

●	On July 6, 2022, we announced that we were granted a six-month extension by NASDAQ until January 2, 2023, to gain compliance with the $1.00 minimum bid price requirement.

●	On July 18, 2022, we announced our entry into a distribution agreement for XENLETA with Er-Kim Pharmaceuticals pursuant to which Er-Kim licensed from us the rights to distribute XENLETA in the following countries: Bulgaria, Croatia, Czechia, Greece, Hungary, Poland, Romania, Slovakia, and Slovenia. Er-Kim also may distribute XENLETA to an additional five countries through a Named Patient Usage (NPU) program. Nabriva will be the exclusive supplier of XENLETA to Er-Kim.

Financial results

Three Months Ended June 30, 2022 and 2021

●	Revenues for the three months ended June 30, 2022 were $9.2 million compared to $8.2 million for the three months ended June 30, 2021. The $1.0 million increase was primarily due to a $1.6 million increase in SIVEXTRO product revenue, net and a $0.1 million increase in XENLETA product revenue, net, offset by a $0.7 million decrease in collaboration revenues.

●	Cost of revenues for the three months ended June 30, 2022 was $4.5 million compared to $3.6 million for the three months ended June 30, 2021. The $0.8 million increase was primarily due to SIVEXTRO inventory purchases. Cost of revenues for XENLETA primarily represents direct and indirect manufacturing costs, while cost of revenues for SIVEXTRO represent the actual purchase cost for the finished product from Merck. For the three months ended June 30, 2022 and 2021, cost of revenues include $37 thousand and $0.2 million, respectively, of a non-cash reserve adjustment for excess and obsolete XENLETA inventory due to timing of expiring inventory.

●	Research and development expenses for the three months ended June 30, 2022 were $4.1 million compared to $3.2 million for the three months ended June 30, 2021, which represented a 30% increase. The $0.9 million increase was primarily due to a $0.1 million increase in travel expenses, a $0.1 million increase in staff costs, and a $0.7 million increase in research materials and purchased services driven by our Phase 1 cystic fibrosis trial of XENLETA.

●	Selling, general and administrative expenses for the three months ended June 30, 2022 were $11.0 million compared to $12.9 million for the three months ended June 30, 2021, which represented a 14% decrease. The $1.8 million decrease was primarily due to a $2.1 million decrease in advisory and external consultancy expenses primarily related to commercialization activities, offset by a $0.1 million increase in travel expenses, and a $0.2 million increase in infrastructure costs.

●	Net loss decreased by $0.7 million from a $11.8 million net loss for the three months ended June 30, 2021 to a $11.1 million net loss for the three months ended June 30, 2022.

Six Months Ended June 30, 2022 and 2021

●	Revenues for the six months ended June 30, 2022 were $17.2 million compared to $10.8 million for the six months ended June 30, 2021. The $6.4 million increase was primarily due to a $8.8 million increase in SIVEXTRO product revenue, net for the six months ended June 30, 2022, partly offset by a $2.1 million decrease in collaboration revenues and a $0.2 million decrease in XENLETA product revenue, net.

●	Cost of revenues for the six months ended June 30, 2022 was $7.8 million compared to $3.7 million for the six months ended June 30, 2021. The $4.1 million increase was primarily due to SIVEXTRO cost, which were not incurred prior to the launch of our own SIVEXTRO National Drug Code on April 12, 2021. Cost of revenues for XENLETA primarily represents direct and indirect manufacturing costs, while cost of revenues for SIVEXTRO represent the actual purchase cost for the finished product from Merck. For the six months ended June 30, 2022 and 2021, cost of revenues include $0.1 million and $0.2 million, respectively, of a non-cash reserve adjustment for excess and obsolete XENLETA inventory due to timing of expiring inventory.

●	Research and development expenses for the six months ended June 30, 2022 were $7.6 million compared to $7.0 million for the six months ended June 30, 2021, which represented an 8% increase. The $0.6 million increase was primarily due to a $0.5 million increase in research materials driven by our Phase 1 cystic fibrosis trial of XENLETA and purchased services, and a $0.1 million increase in travel expenses.

●	Selling, general and administrative expenses for the six months ended June 30, 2022 were $23.7 million compared to $24.9 million for the six months ended June 30, 2021, which represented a 5% decrease. The $1.2 million decrease was primarily due to a $2.1 million decrease in advisory and external consultancy expenses primarily related to commercialization activities, a $0.8 million increase in staff costs, and a $0.1 million increase in travel expenses.

●	Net loss decreased by $2.8 million from a $25.7 million net loss for the six months ended June 30, 2021, to a $22.9 million net loss for the six months ended June 30, 2022.

●	As of June 30, 2022, Nabriva had $20.2 million in cash, cash equivalents and restricted cash. Based on its current operating plans, Nabriva expects that its existing cash resources will be sufficient to enable it to fund its operating expenses, debt service obligations and capital expenditure requirements substantially through the fourth quarter of 2022.

Please refer to our Annual Report on Forms 10-K for the fiscal year ended December 31, 2021 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022 filed with the U.S. Securities and Exchange Commission, for additional information regarding the Company’s business and financial results.

Company to Host Conference Call

Nabriva’s management will host a conference call today at 4:30 p.m. ET to discuss the financial results and recent corporate highlights. The dial-in number for the conference call is (833) 634-2311 for domestic participants and (412) 902-4177 for international participants and ask to join the “Nabriva Therapeutics Conference Call.” A live webcast of the conference call can be accessed through the “Investors” tab on the Nabriva Therapeutics website at www.nabriva.com. A replay will be available on this website shortly after conclusion of the event for 90 days.

About Nabriva Therapeutics plc

Nabriva Therapeutics is a biopharmaceutical company engaged in the commercialization and development of innovative anti-infective agents to treat serious infections. Nabriva entered into an exclusive agreement with subsidiaries of Merck & Co. Inc., Kenilworth, N.J., USA to market, sell and distribute SIVEXTRO®

(tedizolid phosphate) in the United States and certain of its territories. Nabriva Therapeutics received U.S. Food and Drug Administration approval for XENLETA® (lefamulin injection, lefamulin tablets), the first systemic pleuromutilin antibiotic for community-acquired bacterial pneumonia (CABP). Nabriva Therapeutics is also developing CONTEPO™ (fosfomycin) for injection, a potential first-in-class epoxide antibiotic for complicated urinary tract infections (cUTI), including acute pyelonephritis.

About SIVEXTRO

SIVEXTRO (tedizolid phosphate) was approved by the U.S. Food and Drug Administration in 2014. It is indicated in adults and pediatric patients 12 years of age and older for the treatment of acute bacterial skin and skin structure infections (ABSSSI) caused by susceptible isolates of the following Gram-positive microorganisms: Staphylococcus aureus (including methicillin-resistant (MRSA) and methicillin-susceptible (MSSA) isolates), Streptococcus pyogenes, Streptococcus agalactiae, Streptococcus anginosus group (including Streptococcus anginosus, Streptococcus intermedius and Streptococcus constellatus), and Enterococcus faecalis. To reduce the development of drug-resistant bacteria and maintain the effectiveness of SIVEXTRO and other antibacterial drugs, SIVEXTRO should be used only to treat ABSSSI that are proven or strongly suspected to be caused by susceptible bacteria. When culture and susceptibility information are available, they should be considered in selecting or modifying antibacterial therapy. In the absence of such data, local epidemiology and susceptibility patterns may contribute to the empiric selection of therapy.

About XENLETA

XENLETA (lefamulin) is a first-in-class semi-synthetic pleuromutilin antibiotic for systemic administration in humans discovered and developed by the Nabriva Therapeutics team. It is designed to inhibit the synthesis of bacterial protein, which is required for bacteria to grow. XENLETA’s binding occurs with high affinity, high specificity and at molecular sites that are different than other antibiotic classes. Efficacy of XENLETA was demonstrated in two multicenter, multinational, double-blind, double-dummy, non-inferiority trials assessing a total of 1,289 patients with CABP. In these trials, XENLETA was compared with moxifloxacin and in one trial, moxifloxacin with and without linezolid. Patients who received XENLETA had similar rates of efficacy as those taking moxifloxacin alone or moxifloxacin plus linezolid. The most common adverse reactions associated with XENLETA included diarrhea, nausea, reactions at the injection site, elevated liver enzymes, and vomiting. For more information, please visit www.XENLETA.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Nabriva Therapeutics, including but not limited to statements about its ability to successfully commercialize XENLETA for the treatment of CABP, including the managed care coverage for XENLETA, the distribution and promotion of SIVEXTRO for the treatment of ABSSSI, the development of CONTEPO for Complicated Urinary Tract Infections (cUTI), the clinical utility of XENLETA for CABP and Cystic Fibrosis, SIVEXTRO for ABSSSI and of CONTEPO for cUTI, the impact of macro events on sales of SIVEXTRO and XENLETA, plans for and timing of the review of regulatory filings for XENLETA and CONTEPO, efforts to bring CONTEPO to market, the market opportunity for and the potential market acceptance of XENLETA for CABP, SIVEXTRO for ABSSSI and CONTEPO for cUTI, the prospects for future sales of SIVEXTRO, the development of XENLETA and CONTEPO for additional indications, the operation of the distribution agreement with Er-Kim and the availability of XENLETA in Eastern Europe, plans to pursue research and development of other product candidates, plans to pursue business development initiatives, expectations regarding the impact of the interruptions resulting from COVID-19 on its business, the sufficiency of Nabriva Therapeutics’ existing cash resources and its expectations regarding anticipated revenues from product sales and how far into the future its existing cash resources will fund its ongoing operations and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: Nabriva Therapeutics’ ability to successfully execute its commercialization plans for XENLETA and SIVEXTRO and whether market demand for XENLETA and SIVEXTRO is consistent with its expectations, Nabriva Therapeutics’ ability to build and maintain a sales force for XENLETA and SIVEXTRO, the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, the uncertainties inherent in the initiation and conduct of clinical trials, availability and timing of data from clinical trials, whether results of early clinical trials or studies in different disease indications will be indicative of the results of ongoing or future trials, uncertainties associated with regulatory review of clinical trials and applications for marketing approvals, the availability or commercial potential of CONTEPO for the treatment of cUTI, the extent of business interruptions resulting from the infection causing the COVID-19 outbreak or similar public health crises, the ability to retain and hire key personnel, the availability of adequate additional financing on acceptable terms or at all and such other important factors as are set forth in Nabriva Therapeutics’ annual and quarterly reports and other filings on file with the U.S. Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Nabriva Therapeutics’ views as of the date of this press release. Nabriva Therapeutics anticipates that subsequent events and developments will cause its views to change. However, while Nabriva Therapeutics may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Nabriva Therapeutics’ views as of any date subsequent to the date of this press release.

CONTACT:

For Investors and Media

Kim Anderson

Nabriva Therapeutics plc

ir@nabriva.com

Consolidated Balance Sheets (unaudited)

	As of	As of
(in thousands, except share data)	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$20,041	$47,659
Restricted cash	122	175
Short-term investments	—	16
Accounts receivable, net and other receivables	12,361	12,751
Inventory	15,535	14,509
Prepaid expenses	6,237	5,155
Total current assets	54,296	80,265
Property and equipment, net	206	233
Intangible assets, net	13	31
Other non-current assets	378	380
Total assets	$54,893	$80,909
Liabilities and stockholders´ equity
Current liabilities:
Current portion of long-term debt	$6,624	$3,765
Accounts payable	1,073	4,372
Accrued expense and other current liabilities	11,635	13,829
Deferred revenue	—	374
Total current liabilities	19,332	22,340
Non-current liabilities:
Long-term debt	512	4,265
Other non-current liabilities	444	954
Total non-current liabilities	956	5,219
Total liabilities	20,288	27,559
Stockholders’ Equity:
Ordinary shares, nominal value $0.01, 300,000,000 ordinary shares authorized at June 30, 2022; 64,580,211 and 56,715,306 issued and outstanding at June 30, 2022, and December 31, 2021, respectively	646	567
Preferred shares, par value $0.01, 100,000,000 shares authorized at June 30, 2022; None issued and outstanding	—	—
Additional paid in capital	652,501	648,432
Accumulated other comprehensive income	27	27
Accumulated deficit	(618,569)	(595,676)
Total stockholders’ equity	34,605	53,350
Total liabilities and stockholders’ equity	$54,893	$80,909

Consolidated Statements of Operations (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except share and per share data)	2022	2021	2022	2021
Revenues:
Product revenue, net	$8,680	$6,940	$15,720	$7,070
Collaboration revenue	96	813	725	2,815
Research premium and grant revenue	415	490	766	887
Total revenues	9,191	8,243	17,211	10,772
Operating expenses:
Cost of revenues	(4,455)	(3,621)	(7,816)	(3,683)
Research and development expenses	(4,088)	(3,150)	(7,605)	(7,018)
Selling, general and administrative expenses	(11,047)	(12,854)	(23,747)	(24,901)
Total operating expenses	(19,590)	(19,625)	(39,168)	(35,602)
Loss from operations	(10,399)	(11,382)	(21,957)	(24,830)
Other income (expense):
Other income (expense), net	(92)	470	216	348
Interest income (expense), net	(198)	(236)	(413)	(457)
Loss before income taxes	(10,689)	(11,148)	(22,154)	(24,939)
Income tax expense	(385)	(606)	(739)	(796)
Net loss	$(11,074)	$(11,754)	$(22,893)	$(25,735)

Loss per share
Basic and diluted ($ per share)	$(0.18)	$(0.29)	$(0.38)	$(0.77)
Weighted average number of shares:
Basic and diluted	63,238,080	40,573,848	61,028,388	33,532,837

Condensed Consolidated Statements of Cash Flows (unaudited)

	Six Months Ended
	June 30,
(in thousands)	2022	2021
Net cash provided by (used in):
Operating activities	$(28,909)	$(40,200)
Investing activities	(152)	(69)
Financing activities	1,402	60,156
Effects of exchange rate changes on the balance of cash held in foreign currencies	(12)	(157)
Net increase (decrease) in cash and cash equivalents and restricted cash	(27,671)	19,730
Cash and cash equivalents and restricted cash at beginning of period	47,834	41,590
Cash and cash equivalents and restricted cash at end of period	$20,163	$61,320